EXHIBIT 7

R E P O R T    O F    C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on June 30, 2023

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	669,843
Securities:	5,524
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	50,512
Premises and fixed asset	30,423
Other real estate owned:	55
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	70,512
Total Assets:	826,814

LIABILITIES	Thousands of Dollars
Deposits	8,937
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	7,870
Total Liabilities	87,807

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	342,783
Retained Earnings	395,647
Accumulated other comprehensive income	(423)
Total Equity Capital	739,007

Total Liabilities and Equity Capital	826,814